Exhibit 99.1

Contacts
	Investors:	Peter Poillon
+1 212 915-8084
Email: peter.poillon@willis.com

News Release	Media:	Miles Russell
+44 203 124-7446
Email: miles.russell@willis.com

Willis Group Reports Fourth Quarter and Full Year 2013 Results

Fourth quarter 2013 reported commissions and fees growth of 5.1%; organic growth of 3.7%

Full year 2013 reported commissions and fees growth of 5.1%; organic growth of 4.9%

Fourth quarter 2013 reported EPS of $0.37; adjusted EPS of $0.42

Full year 2013 reported EPS of $2.04; adjusted EPS of $2.64

Announces 7.1% quarterly cash dividend increase

Announces intention to buy back $200 million in shares

NEW YORK, February 11, 2014 – Willis Group Holdings plc (NYSE: WSH), the global risk advisor, insurance and reinsurance broker, today reported results for the three and twelve months ended December 31, 2013.

“Willis closed 2013 with another quarter of solid organic revenue growth, and each of our businesses achieved our goal of mid-single digit organic growth for the full year. In addition, we delivered strong earnings per share growth and grew cash flow from operations during the year,” said Willis Group CEO Dominic Casserley. “Based on that performance, and confidence in our strategy, we are increasing our dividend by 7%. We also announced a share buyback to offset the increase in shares outstanding resulting from the exercise of employee stock options. As the new year begins, we are committed across the firm to our goals of growing revenues with positive operating leverage to improve cash flow and create strong shareholder returns.”

Casserley continued, “At our 2013 Investor Day, we outlined a new strategy designed around where Willis would compete and how we would compete. Since then, we have announced a series of actions that have included, among others, the appointments of new global industry and product heads, the creation of a new Global Human Capital & Benefits Practice, a geographic realignment of the firm’s leadership team in North America and, most recently, the merger of our UK retail and Global Specialty businesses. We have also executed on strategic acquisitions and disposals in support of the new strategy, investing in geographies and products offering strong growth opportunities and margins, and divesting from non-strategic businesses.”

Willis Group reported fourth quarter 2013 net income from continuing operations of $68 million, or $0.37 per diluted share. These results were negatively impacted by a $0.05 per diluted share increase in the valuation allowance against the Company’s deferred tax asset. Excluding the impact of this item, adjusted net income from continuing operations was $0.42 per diluted share. Foreign currency movements favorably impacted earnings by $0.01 per diluted share during the quarter.

In the fourth quarter of 2012, the Company reported a loss of $(4.65) per diluted share. Adjusted net income from continuing operations, which excludes the impact of items outlined in note 3 of the supplemental financial information in this press release, was $0.45 per diluted share. However, fourth quarter 2012 adjusted results would have been $0.38 per diluted share, or $0.07 lower, had the previously disclosed change to remuneration policy been effective from the beginning of 2012.

The table below summarizes the key operating results for the three and twelve months ended December 31, 2013 and 2012.

	Three months ended December 31,				Twelve months ended December 31,
	2013	2012 (2)	Change		2013	2012 (2)	Change
Reported diluted EPS	$0.37	$(4.65)	NM		$2.04	$(2.58)	NM
Adjusted diluted EPS	$0.42	$0.45	(6.7)%		$2.64	$2.58	2.3%
Reported operating margin	16.5%	(89.0)%	NM		18.7%	(6.0)%	NM
Adjusted operating margin	16.3%	19.1%	(280	)bps	20.0%	21.6%	(160	)bps
Reported commissions and fees growth(1)	5.1%	7.0%			5.1%	1.3%
Organic commissions and fees growth(1)	3.7%	7.5%			4.9%	3.1%

NM = not meaningful

(1)	Fourth quarter and full year 2013 commissions and fees were reduced by the net $9 million impact of two revenue recognition adjustments in the North America and International segments, discussed below. The net impact of the adjustments reduced total organic commissions and fees growth by 110 basis points and 20 basis points in the fourth quarter and full year 2013, respectively.
(2)	Fourth quarter and full year 2012 reported and adjusted EPS, and reported and adjusted operating margins do not include the negative $0.07 per share and $0.20 per share, respectively, and the negative 180 basis points and 140 basis points impact, respectively, to reflect the previously disclosed change in remuneration policy, discussed below.

Fourth quarter 2013 financial results

Revenues

Total revenues, which include commissions and fees, investment income and other income, were $919 million in the fourth quarter of 2013, an increase of 5.5% from $871 million in the fourth quarter of 2012.

Total reported commissions and fees improved to $911 million in the fourth quarter of 2013, up 5.1% from $867 million in the prior year quarter. Commissions and fees in the fourth quarter of 2013 were unfavorably impacted by $1 million of foreign currency movements.

Organic commissions and fees growth in the fourth quarter of 2013 was 3.7% compared to the same quarter in 2012. Excluding the net impact of the revenue recognition adjustments as noted in footnote 1 included in the table above, fourth quarter organic commissions and fees growth would have been 4.8%.

Commissions and fees by segment

	Three months ended December 31,			Change attributable to
	2013	2012	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
North America	$353	$331	6.6%	0.0%	0.8%	5.8%
International	308	299	3.0%	0.4%	(0.4)%	3.0%
Global	250	237	5.5%	(0.4)%	4.5%	1.4%

Total	$911	$867	5.1%	0.0%	1.4%	3.7%

The table above reconciles reported commissions and fees growth to organic commissions and fees growth, as defined in note 1 of the supplemental financial information, for the three months ended December 31, 2013.

Willis North America segment

The North America segment achieved 5.8% organic commissions and fees growth in the fourth quarter of 2013 compared with the fourth quarter of 2012.

Organic growth in the quarter was increased by a $5 million adjustment to align the recognition of revenue in the North America Personal Lines business with the rest of the Group. Excluding the 160 basis point impact of this adjustment, organic growth in North America would have been 4.2%.

Growth in commissions and fees was reported across most of North America’s geographic regions. Similarly, most of the major industry practices recorded positive growth including Construction which grew low-single digits in the quarter. However, after a series of strong quarters, organic growth in the Human Capital & Benefits practice was flat this quarter.

Willis International segment

The International segment achieved 3.0% organic growth in commissions and fees in the fourth quarter 2013 compared with the same period in 2012.

Organic growth in the quarter was decreased by a $15 million adjustment to align the recognition of revenue in China with the rest of the Group. Excluding the 510 basis point impact of this adjustment, organic growth in International would have been 8.1%.

Operations in Western Europe were strong in the fourth quarter, recording high single digit growth with positive contributions from almost all countries across the region. Eastern Europe recorded growth in the mid-teens. Operations in the U.K. declined low single digits. Latin America operations grew low double digits with positive contributions from a number of the larger countries in the region. Operations in Asia were down, due to the revenue recognition adjustment in the China business. Excluding the impact of this adjustment, Asia would have recorded strong double digit growth. Australasia was up mid-single digits.

Willis Global segment

The Global segment, which comprises Willis Re, Specialty, Placement, and Willis Capital Markets and Advisory, achieved 1.4% organic growth in commissions and fees in the fourth quarter of 2013, compared with the fourth quarter of 2012.

Global Specialty grew mid-single digits. Most notable were the strong performances from Property & Casualty and Construction, and Financial & Executive Risks during the quarter.

Commissions and fees at Willis Re were down low single digits in the fourth quarter of 2013, the seasonally smallest quarter for this business.

Willis Capital Markets and Advisory performed solidly in the quarter against a challenging comparison due to the very strong result it recorded in the year ago quarter.

Expenses

Total reported expenses were $767 million in the fourth quarter of 2013, compared with $1,646 million in the fourth quarter of 2012, a decrease of 53%.

The decrease in total expenses is due to the non-recurrence of previously disclosed charges taken in the fourth quarter of 2012, together with other items as detailed in note 2 of the supplemental financial information. Excluding those items, total expenses in the fourth quarter of 2012 were $705 million and on that basis, fourth quarter 2013 total expenses grew 9% quarter-over-quarter.

Total expenses in the fourth quarter of 2013 were favorably impacted by $6 million of foreign currency movements ($5 million impact on other operating expenses, $1 million impact on salaries and benefits). The quarter-over-quarter comparison was negatively impacted as fourth quarter 2012 expenses would have been $15 million higher had the previously disclosed change in remuneration policy been in effect from January 1, 2012.

Reported salaries and benefits were $569 million in the fourth quarter of 2013. Salaries and benefits in the year ago quarter were $967 million, including charges related to the change in remuneration policy. Excluding the impact of these charges, fourth quarter 2012 salaries and benefits were $515 million. However, had the change in remuneration policy been effective from the beginning of 2012, comparable salaries and benefits in the fourth quarter of 2012 would have been approximately $15 million higher and the quarter-over-quarter increase would have been 7%. The remaining increase in salaries and benefits was primarily due to continued investment in the business reflected in increased headcount relative to the prior year, higher production incentive payments driven by increased commissions and fees, sign-on bonuses and annual salary reviews. Additionally, the Company incurred the full year impact of increased benefits expenses (401(k) and medical) in North America that were fully booked in the fourth quarter.

Salaries and benefits were equivalent to 62% of revenues in the fourth quarter of 2013 and, had the previously disclosed change in remuneration policy been effective from January 1, 2012, adjusted salaries and benefits would have been 61% of revenues in the fourth quarter of 2012.

Other operating expenses in the fourth quarter of 2013 were $161 million, compared to $150 million in the year ago period, an increase of 7%. Other operating expenses in the fourth quarter of 2013 were impacted by $5 million of favorable foreign currency movements.

Other operating expenses in the fourth quarter of 2012 were impacted by a $5 million insurance recovery. After adjusting for this item, other operating expenses were $6 million or 4% higher in fourth quarter 2013 compared to the year ago period. This increase was primarily driven by higher business development and marketing expenses, together with higher professional fees.

Depreciation and Amortization of intangible assets were $26 million and $13 million respectively, in the fourth quarter of 2013. Depreciation and Amortization of intangible assets were $20 million and $15 million respectively, in fourth quarter 2012.

Operating margin

Willis Group reported and adjusted operating margin were 16.5% and 16.3%, respectively, in the fourth quarter 2013. This compares to reported and adjusted operating margin in fourth quarter 2012 of (89.0)% and 19.1%, respectively. However, fourth quarter 2012 adjusted margin would have been 17.3%, or 180 basis points lower, had the previously disclosed change to remuneration policy been effective from the beginning of 2012.

The decline in adjusted operating margin was primarily driven by higher salaries and benefits and other operating expenses as discussed above, partially offset by higher commission and fees and other income.

Interest expense

Interest expense was $33 million in the fourth quarter of 2013 compared with $31 million in the year ago quarter primarily due to the non-recurrence of a $2 million benefit in the fourth quarter 2012 from an interest rate swap that was terminated in the third quarter of 2013.

Tax

Taxes in the fourth quarter of 2013 included the impact from a $9 million increase to the valuation allowance against the Company’s deferred tax asset. After adjusting for this item, the tax rate was approximately 21% in the fourth quarter of 2013. For the full year 2013, the adjusted rate was approximately 20%. The lower tax rate was primarily due to the impact of the valuation allowance maintained against U.S. deferred tax assets and the geographic mix of income.

Twelve months 2013 financial results

Reported net income from continuing operations for the twelve months ended December 31, 2013 was $365 million, or $2.04 per diluted share, compared with a loss of $(446) million, or $(2.58) per diluted share in the previous year.

Adjusted earnings from continuing operations per diluted share, which excludes the impact of items detailed in note 3 of the supplemental financial information, were $2.64 for the twelve months ended December 31, 2013 compared with $2.58 in 2012. However, adjusted earnings per diluted share in 2012 would have been $2.38, or $0.20 per diluted share lower had the previously disclosed change to remuneration policy been effective from the beginning of 2012. Net foreign currency movements decreased earnings by $0.02 per diluted share in the twelve months ended December 31, 2013.

Total commissions and fees were $3,633 million for the twelve months ended December 31, 2013, compared to $3,458 million for 2012. Organic growth in commissions and fees was 4.9% in 2013. Excluding the net impact of the revenue recognition adjustments noted above, organic commissions and fees growth in 2013 would have been 5.1%.

	Twelve months ended December 31,			Change attributable to
	2013	2012	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
North America	$1,377	$1,306	5.4%	(0.1)%	0.6%	4.9%
International	1,068	1,028	3.9%	(0.2)%	0.0%	4.1%
Global	1,188	1,124	5.7%	(0.9)%	1.0%	5.6%

Total	$3,633	$3,458	5.1%	(0.3)%	0.5%	4.9%

The table above reconciles reported commissions and fees growth to organic commissions and fees growth, as defined in note 1 of the supplemental financial information, for the twelve months ended December 31, 2013. These numbers include the impact of the revenue recognition adjustments discussed above.

Reported operating margin was 18.7% for the twelve months ended December 31, 2013 compared with (6.0)% for the prior year. Excluding items detailed in note 2 of the supplemental financial information, adjusted operating margin was 20.0% for the twelve months ended December 31, 2013 compared with 21.6% a year ago. However, 2012 adjusted margin would have been 20.2%, or 140 basis points lower, had the previously disclosed change to remuneration policy been effective from the beginning of 2012.

Adjusted salaries and benefits were equivalent to 60% of revenues in 2013, flat to 2012 had the previously disclosed change in remuneration policy been effective from January 1, 2012.

Balance sheet and cash flow highlights

As of December 31, 2013, cash and cash equivalents totaled $796 million, total debt was $2,326 million and total equity was $2,242 million. As of December 31, 2012, cash and cash equivalents were $500 million, total debt was $2,353 million and total equity was $1,725 million.

Cash flow from operating activities for the 12 months ended December 31, 2013 was $561 million compared to $525 million in 2012.

Dividends

At its February 2014 Board meeting, the Board of Directors approved a 7.1% increase in the regular quarterly cash dividend from $0.28 per share to $0.30 per share (an annual rate of $1.20 per share). The dividend is payable on April 15, 2014 to shareholders of record at March 31, 2014.

Share buyback

Willis intends to buy back $200 million in shares in 2014 to offset the increase in shares outstanding resulting from the exercise of employee stock options. The buybacks will be made in the open market or through privately-negotiated transactions, from time to time, depending on market conditions. The share buyback program may be modified, extended or terminated at any time by the Board of Directors.

Conference call, webcast and slide presentation

A conference call to discuss the fourth quarter 2013 results will be held on Wednesday, February 12, 2014, at 8:00 AM Eastern Time. To participate in the live call, please dial (866) 803-2143 (U.S.) or +1 (210) 795-1098 (international) with a pass code of “Willis”. A live (listen-only) audio web cast may be accessed through the investor relations section of the Company website at www.willis.com.

A replay of the call will be available through March 12, 2014 at 5:00 PM Eastern Time, by calling (800) 551-8152 (U.S.) or + 1 (203) 369-3810 (international). A replay of the webcast will be available through the website.

The Company may refer to a slide presentation during its conference call. The slides will be available to view and download from the investor relations section of the Company’s website at www.willis.com.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 17,500 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our Website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.

Forward-looking statements

We have included in this document ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;

•	the impact of current financial market conditions on our results of operations and financial condition, including as a result of those associated with the current Eurozone crisis, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to implement and realize anticipated benefits of any expense reduction initiative, charge or any revenue generating initiatives;

•	our ability to implement and fully realize anticipated benefits of our new growth strategy;

•	volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;

•	our ability to continue to manage our significant indebtedness;

•	our ability to compete effectively in our industry, including the impact of our refusal to accept contingent commissions from carriers in the non-Human Capital areas of our retail brokerage business;

•	material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;

•	our ability to retain key employees and clients and attract new business;

•	the timing or ability to carry out share repurchases and redemptions;

•	the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long term debt agreements that may restrict our ability to take these actions;

•	fluctuations in our earnings as a result of potential changes to our valuation allowance(s) on our deferred tax assets;

•	any fluctuations in exchange and interest rates that could affect expenses and revenue;

•	the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;

•	rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;

•	our ability to achieve the expected strategic benefits of transactions, including any growth from associates;

•	further impairment of the goodwill of one of our reporting units, in which case we may be required to record additional significant charges to earnings;

•	our ability to receive dividends or other distributions in needed amounts from our subsidiaries;

•	changes in the tax or accounting treatment of our operations and fluctuations in our tax rate;

•	any potential impact from the US healthcare reform legislation;

•	our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;

•	underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including the Willis Capital Markets & Advisory operations) can have on our financial results;

•	our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and

•	the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2012 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP supplemental financial information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the earnings release or the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Revenues
Commissions and fees	$911	$867	$3,633	$3,458
Investment income	4	4	15	18
Other income	4	—	7	4

Total revenues	919	871	3,655	3,480

Expenses
Salaries and benefits (including share-based compensation of $11 million, $8 million, $42 million, $32 million)	569	967	2,207	2,475
Other operating expenses	161	150	616	581
Depreciation expense	26	20	94	79
Amortization of intangible assets	13	15	55	59
Goodwill impairment charge	—	492	—	492
(Gain) loss on disposal of operations	(2)	2	(2)	3

Total expenses	767	1,646	2,970	3,689

Operating income (loss)	152	(775)	685	(209)
Loss on extinguishment of debt	—	—	60	—
Interest expense	33	31	126	128

Income (loss) from continuing operations before income taxes and interest in earnings of associates	119	(806)	499	(337)
Income tax charge (credit)	34	(13)	122	101

Income (loss) from continuing operations before interest in earnings of associates	85	(793)	377	(438)
Interest in earnings of associates, net of tax	(11)	(7)	—	5

Income (loss) from continuing operations	74	(800)	377	(433)
Discontinued operations, net of tax	—	(1)	—	—

Net income (loss)	74	(801)	377	(433)
Net income attributable to noncontrolling interests	(6)	(4)	(12)	(13)

Net income (loss) attributable to Willis Group Holdings plc	$68	$(805)	$365	$(446)

Amounts attributable to Willis Group Holdings plc shareholders
Income (loss) from continuing operations, net of tax	$68	$(804)	$365	$(446)
Loss from discontinued operations, net of tax	—	(1)	—	—

Net income (loss) attributable to Willis Group Holdings plc	$68	$(805)	$365	$(446)

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Earnings per share – basic and diluted
Basic earnings per share:
Continuing operations	$0.38	$(4.65)	$2.07	$(2.58)
Discontinued operations	—	—	—	—

Net income (loss) attributable to Willis Group Holdings plc shareholders	$0.38	$(4.65)	$2.07	$(2.58)

Diluted earnings per share:
Continuing operations	$0.37	$(4.65)	$2.04	$(2.58)
Discontinued operations	—	—	—	—

Net income (loss) attributable to Willis Group Holdings plc shareholders	$0.37	$(4.65)	$2.04	$(2.58)

Average number of shares outstanding
- Basic	178	173	176	173
- Diluted	182	173	179	173
Shares outstanding at December 31 (thousands)	178,861	173,179	178,861	173,179

WILLIS GROUP HOLDINGS plc

SUMMARY DRAFT BALANCE SHEETS

(in millions) (unaudited)

	December 31, 2013	December 31, 2012
Current assets
Cash & cash equivalents	$796	$500
Accounts receivable, net	1,041	933
Fiduciary assets	8,412	9,271
Deferred tax assets	17	13
Other current assets	194	181

Total current assets	10,460	10,898

Non-current assets
Fixed assets, net	481	468
Goodwill	2,838	2,827
Other intangible assets, net	353	385
Investments in associates	176	174
Deferred tax assets	3	18
Pension benefits asset	278	136
Other non-current assets	205	206

Total non-current assets	4,334	4,214

Total assets	$14,794	$15,112

Liabilities and equity

Current liabilities

Fiduciary liabilities	$8,412	$9,271
Deferred revenue and accrued expenses	585	541
Income taxes payable	26	19
Short-term debt and current portion of long-term debt	15	15
Deferred tax liabilities	19	21
Other current liabilities	415	327

Total current liabilities	9,472	10,194

Non-current liabilities
Long-term debt	2,311	2,338
Liability for pension benefits	136	282
Deferred tax liabilities	51	18
Provision for liabilities	206	180
Other non-current liabilities	376	375

Total non-current liabilities	3,080	3,193

Total liabilities	12,552	13,387

Equity attributable to Willis Group Holdings plc	2,214	1,699
Noncontrolling interests	28	26

Total equity	2,242	1,725

Total liabilities and equity	$14,794	$15,112

WILLIS GROUP HOLDINGS plc

SUMMARY DRAFT CASH FLOW STATEMENTS

(in millions) (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities
Net income (loss)	$74	$(800)	$377	$(433)
Adjustments to reconcile net income to total cash provided by operating activities	65	802	301	1,143
Changes in operating assets and liabilities, net of effects from purchased of subsidiaries	56	213	(117)	(185)

Net cash provided by operating activities	$195	$215	$561	$525

Net cash used in investing activities	$(15)	$(73)	$(120)	$(172)

Net cash used in financing activities	$(5)	$(67)	$(137)	$(291)

Increase in cash and cash equivalents	$175	$75	$304	$62
Effect of exchange rate changes on cash and cash equivalents	(2)	1	(8)	2
Cash and cash equivalents, beginning of period	623	424	500	436

Cash and cash equivalents, end of period	$796	$500	$796	$500

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

1.	Definitions of non-GAAP financial measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented, from reported commissions and fees growth.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provides a measure against which our businesses may be assessed in the future.

Adjusted operating income, adjusted net income from continuing operations and adjusted net income from continuing operations per diluted share.

Adjusted operating income, adjusted net income from continuing operations and adjusted net income from continuing operations per diluted share are calculated by excluding the impact of certain items from operating income (loss), net income (loss) from continuing operations and net income (loss) from continuing operations per diluted share, respectively, the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income (loss) and net income (loss) from continuing operations, provides a more complete and consistent comparative analysis of our results of operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

2.	Adjusted operating income

The following table reconciles operating income (loss), the most directly comparable GAAP measure, to adjusted operating income, for the three and twelve months ended December 31, 2013 and 2012:

	Three months ended December 31,
	2013	2012	% Change
Operating income (loss)	$152	$(775)	NM
Excluding:
Goodwill impairment charge	—	492
Write-off of unamortized cash retention rewards	—	200
Accrual of 2012 cash bonus	—	252
Insurance recovery	—	(5)
(Gain) loss on disposal of operations	(2)	2

Adjusted operating income	$150	$166	(9.6)%

Operating margin, or operating income (loss) as a percentage of total revenues	16.5%	(89.0)%

Adjusted operating margin, or adjusted operating income as a percentage of total revenues	16.3%	19.1%

	Twelve months ended December 31,
	2013	2012	% Change
Operating income (loss)	$685	$(209)	NM
Excluding:
Fees related to the extinguishment of debt	1	—
Expense reduction initiative	46	—
Goodwill impairment charge	—	492
Write-off of unamortized cash retention rewards	—	200
Accrual of 2012 cash bonus	—	252
India JV settlement	—	11
(Gain) loss on disposal of operations	(2)	3
Insurance recovery	—	(10)
Write-off of uncollectible accounts receivable and legal fees	—	13

Adjusted operating income	$730	$752	(2.9)%

Operating margin, or operating income (loss) as a percentage of total revenues	18.7%	(6.0)%

Adjusted operating margin, or adjusted operating income as a percentage of total revenues	20.0%	21.6%

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

3.	Adjusted net income from continuing operations

The following table reconciles net income (loss) from continuing operations and net income (loss) from continuing operations per diluted share, the most directly comparable GAAP measures, to adjusted net income from continuing operations and adjusted net income from continuing operations per diluted share, for the three and twelve months ended December 31, 2013 and 2012:

	Three months ended December 31,			Per diluted share Three months ended December 31,
	2013	2012	% Change	2013	2012	% Change
Net income (loss) from continuing operations attributable to Willis Group Holdings plc	$68	$(804)	NM	$0.37	$(4.65)	NM
Excluding:
Goodwill impairment charge, net of tax ($nil, $34)	—	458		—	2.62
Write-off of unamortized cash retention awards, net of tax ($nil, $62)	—	138		—	0.79
Accrual of 2012 cash bonus, net of tax ($nil, $77)	—	175		—	1.00
Deferred tax valuation allowance	9	113		0.05	0.64
Insurance recovery, net of tax ($nil, $2)	—	(3)		—	(0.02)
(Gain) loss on disposal of operations, net of tax ($1, $nil)	(1)	2		—	0.01
Dilutive impact of potentially issuable shares(a)	—	—		—	0.06

Adjusted net income from continuing operations	$76	$79	(3.8)%	$0.42	$0.45	(6.7)%

Average diluted shares outstanding (a)	182	175

(a)	Diluted earnings per share are calculated by dividing net income by the average number of shares outstanding during each period. However, potentially issuable shares were not included in the calculation of diluted earnings per share for the three months ended December 31, 2012 because the Company’s net loss rendered their impact anti-dilutive. The dilutive impact of potentially issuable shares had $nil impact on reconciling to adjusted earnings per share from continuing operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

3.	Adjusted net income from continuing operations (continued)

	Twelve months ended December 31,			Per diluted share Twelve months ended December 31,
	2013	2012	% Change	2013	2012	% Change
Net income (loss) from continuing operations attributable to Willis Group Holdings plc	$365	$(446)	NM	$2.04	$(2.58)	NM
Excluding:
Fees related to the extinguishment of debt, net of tax ($nil, $nil)	1	—		0.01	—
Loss on extinguishment of debt, net of tax ($nil, $nil)	60	—		0.34	—
Expense reduction initiative, net of tax ($8, $nil)	38	—		0.21	—
Goodwill impairment charge, net of tax ($nil, $34)	—	458		—	2.60
Write-off of unamortized cash retention awards, net of tax ($nil, $62)	—	138		—	0.78
Accrual of 2012 cash bonus, net of tax ($nil, $77)	—	175		—	0.99
Deferred tax valuation allowance	9	113		0.05	0.64
India JV settlement, net of tax ($nil, $nil)	—	11		—	0.06
(Gain) loss on disposal of operations, net of tax ($1, $nil)	(1)	3		(0.01)	0.02
Insurance recovery, net of tax ($nil, $4)	—	(6)		—	(0.03)
Write-off of uncollectible accounts receivable and legal fees, net of tax ($nil, $5)	—	8		—	0.05
Dilutive impact of potentially issuable shares (a)	—	—		—	0.05

Adjusted net income from continuing operations	$472	$454	4.0%	$2.64	$2.58	2.3%

Average diluted shares outstanding	179	176

(a)	Diluted earnings per share are calculated by dividing net income by the average number of shares outstanding during each period. However, potentially issuable shares were not included in the calculation of diluted earnings per share for the three months ended December 31, 2012 because the Company’s net loss rendered their impact anti-dilutive. The dilutive impact of potentially issuable shares had $nil impact on reconciling to adjusted earnings per share from continuing operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

4.	Condensed consolidated income statements by quarter

	2012					2013
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Revenues
Commissions and fees	$1,005	$837	$749	$867	$3,458	$1,046	$885	$791	$911	$3,633
Investment income	5	5	4	4	18	4	3	4	4	15
Other income	3	—	1	—	4	1	2	—	4	7

Total revenues	1,013	842	754	871	3,480	1,051	890	795	919	3,655

Expenses
Salaries and benefits	506	500	502	967	2,475	568	529	541	569	2,207
Other operating expenses	156	129	146	150	581	156	155	144	161	616
Depreciation expense	19	19	21	20	79	26	21	21	26	94
Amortization of intangible assets	15	15	14	15	59	14	14	14	13	55
Goodwill impairment charge	—	—	—	492	492	—	—	—	—	—
Net (gain) loss on disposal of operations	—	—	1	2	3	—	—	—	(2)	(2)

Total expenses	696	663	684	1,646	3,689	764	719	720	767	2,970

Operating income (loss)	317	179	70	(775)	(209)	287	171	75	152	685

Loss on extinguishment of debt	—	—	—	—	—	—	—	60	—	60
Interest expense	32	33	32	31	128	31	32	30	33	126

Income (loss) before income taxes and interest in earnings of associates	285	146	38	(806)	(337)	256	139	(15)	119	499

Income tax charge (credit)	68	36	10	(13)	101	48	29	11	34	122

Income (loss) before interest in earnings of associates	217	110	28	(793)	(438)	208	110	(26)	85	377

Interest in earnings of associates, net of tax	15	(1)	(2)	(7)	5	15	(3)	(1)	(11)	—

Income (loss) from continuing operations	232	109	26	(800)	(433)	223	107	(27)	74	377
Discontinued operations, net of tax	—	1	—	(1)	—	—	—	—	—	—

Net income (loss)	232	110	26	(801)	(433)	223	107	(27)	74	377
Net income attributable to noncontrolling interests	(7)	(2)	—	(4)	(13)	(4)	(2)	—	(6)	(12)

Net income (loss) attributable to Willis Group Holdings plc	$225	$108	$26	$(805)	$(446)	$219	$105	$(27)	$68	$365

Diluted earnings per share
Net income (loss) attributable to Willis Group Holdings plc shareholders	$1.28	$0.61	$0.15	$(4.65)	$(2.58)	$1.24	$0.59	$(0.15)	$0.37	$2.04

Average number of shares outstanding
- Diluted	176	176	175	173	173	176	178	177	182	179

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

5.	Segment information by quarter

	2012					2013
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Commissions and fees
Global	$370	$282	$235	$237	$1,124	$383	$305	$250	$250	$1,188
North America	346	314	315	331	1,306	363	333	328	353	1,377
International	289	241	199	299	1,028	300	247	213	308	1,068

Total commissions and fees	$1,005	$837	$749	$867	$3,458	$1,046	$885	$791	$911	$3,633

Total revenues
Global	$372	$283	$235	$239	$1,129	$384	$306	$251	$250	$1,191
North America(a)	349	315	318	331	1,313	365	335	329	357	1,386
International	292	244	201	301	1,038	302	249	215	312	1,078

Total revenues	$1,013	$842	$754	$871	$3,480	$1,051	$890	$795	$919	$3,655

Operating income
Global	$179	$94	$52	$47	$372	$171	$106	$36	$21	$334
North America	82	48	53	57	240	89	57	57	66	269
International	81	40	(9)	71	183	86	27	(9)	77	181
Corporate and other(b)	(25)	(3)	(26)	(950)	(1,004)	(59)	(19)	(9)	(12)	(99)

Total operating income	$317	$179	$70	$(775)	$(209)	$287	$171	$75	$152	$685

Organic commissions and fees growth
Global	4.7%	6.8%	2.9%	11.6%	6.1%	4.1%	10.3%	6.4%	1.4%	5.6%
North America	(2.0)%	(3.0)%	(0.5)%	5.0%	(0.6)%	4.3%	5.5%	3.9%	5.8%	4.9%
International	4.3%	2.0%	4.9%	7.4%	4.9%	3.8%	2.6%	7.8%	3.0%	4.1%

Total organic commissions and fees growth	2.1%	1.5%	2.2%	7.5%	3.1%	4.1%	6.3%	5.7%	3.7%	4.9%

Operating margin
Global	48.1%	33.2%	22.1%	19.7%	32.9%	44.5%	34.6%	14.3%	8.4%	28.0%
North America	23.5%	15.2%	16.7%	17.2%	18.3%	24.4%	17.0%	17.3%	18.5%	19.4%
International	27.7%	16.4%	(4.5)%	23.6%	17.6%	28.5%	10.8%	(4.2)%	24.7%	16.8%
Total operating margin	31.3%	21.3%	9.3%	(89.0)%	(6.0)%	27.3%	19.2%	9.4%	16.5%	18.7%

(a)	Total revenues in the North America segment includes other income comprising gains on disposal of intangible assets, which primarily arise from settlements enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.
(b)	Corporate and other includes the costs of the holding company, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, write-off of uncollectible accounts receivable and associated legal fees, insurance recovery, India JV settlement, North America segment goodwill impairment, charges associated with the change in remuneration policy, expense reduction initiative costs and fees related to the extinguishment of debt.